Community Bank Shares of Indiana, Inc. reports 1st quarter net income available to common shareholders of $2.0 million, or $0.59 per diluted common share and 2nd quarter dividend

New Albany, Ind. (April 17, 2014) – Community Bank Shares of Indiana, Inc. reported first quarter net income available to common shareholders of $2.0 million and earnings per diluted common share of $0.59, an increase of 18.7% and 18.0% from the same periods in 2013, respectively. The Company also announced today that on April 15th, its board of directors declared a quarterly cash dividend on the Company’s common stock of $0.12 per share payable on May 16, 2014 to shareholders of record at the close of business on May 2, 2014.

“Our first quarter net income represents a continuation of the positive momentum in the Company’s earnings beginning with the fourth quarter of 2009. During the quarter we were able to improve our net income compared to 2013 while also increasing our net loans by approximately $12 million. Our first quarter earnings have provided a great start to 2014,” stated James Rickard, President and Chief Executive Officer.

The following points summarize significant financial information for the first quarter of 2014:

•	Net income available to common shareholders was $2.0 million.

•	Tangible book value per common share of $17.29 as of March 31, 2014.

•	Fully tax equivalent net interest margin was 4.09%, an increase from 4.06% for the same period in 2013; net interest income increased to $7.5 million from $7.1 million.

•	Provision for loan losses was $282,000, a slight increase from $247,000 for the same quarter in 2013.

•	Non-interest income increased to $1.7 million for the first quarter of 2014 compared to $1.4 million in 2013. The increase was due to net gains on sales of securities of $295,000 recognized in 2014 compared to $6,000 in 2013.

•	Non-interest expense was $6.6 million in the first quarter of 2014 compared to $6.1 million in 2013 due to increases in several categories of expenses associated with the acquisition of First Federal of Lexington, Kentucky in the second quarter of 2013.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
	(In thousands, except per share data)
Interest income	$8,001	$7,724	$8,422
Interest expense	476	638	546
Net interest income	7,525	7,086	7,876
Provision for loan losses	282	247	618
Non-interest income	1,677	1,424	1,711
Non-interest expense	6,551	6,086	6,240
Income before income taxes	2,369	2,177	2,729
Income tax expense	257	270	433
Net income	$2,112	$1,907	$2,296
Preferred stock dividends	(110)	(221)	(72)
Net income available to common shareholders	$2,002	$1,686	$2,224
Basic earnings per common share	$0.59	$0.50	$0.66
Diluted earnings per common share	$0.59	$0.50	$0.66

Credit quality metrics are as follows (in thousands):

	As of
	March 31, 2014	December 31, 2013	March 31, 2013

Loans on non-accrual status	$9,638	$7,787	$15,160
Loans past due 90 days or more and still accruing	-	-	-
Foreclosed and repossessed assets	6,334	5,988	6,242
Total non-performing assets	$15,972	$13,775	$21,402

Non-performing assets to total assets	1.89%	1.62%	2.64%
Allowance for Loan Losses to Total Loans	1.46	1.43	1.63

The Company’s unaudited condensed consolidated balance sheets are as follows:

	March 31, 2014	December 31, 2013
	(In thousands)
ASSETS
Cash and due from financial institutions	$18,197	$15,393
Interest-bearing deposits in other financial institutions	4,403	10,896
Securities available for sale	194,506	195,327
Loans held for sale	-	68
Loans, net of allowance for loan losses of $8,378 and $8,009	565,265	552,926
Federal Home Loan Bank and Federal Reserve stock	5,954	5,955
Accrued interest receivable	2,990	3,149
Premises and equipment, net	18,431	18,557
Cash surrender value of life insurance	21,550	21,386
Other intangible assets	920	1,004
Foreclosed and repossessed assets	6,334	5,988
Other assets	7,532	16,086
Total Assets	$846,082	$846,735

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$192,749	$187,207
Interest-bearing	462,327	456,418
Total deposits	655,076	643,625
Other borrowings	41,056	45,722
Federal Home Loan Bank advances	40,000	50,000
Subordinated debentures	17,000	17,000
Accrued interest payable	94	106
Other liabilities	1,964	1,943
Total liabilities	755,190	758,396

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	90,892	88,339
Total Liabilities and Stockholders’ Equity	$846,082	$846,735

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The Company’s stock trades on the NASDAQ Global Select Market under the symbol “CBIN.” The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2013 Form 10-K filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375